NEWS RELEASE

To:	Daily Papers, Trade Press	For:	Immediate	Company Contacts:
	Financial and Security Analysts		Release	Financial:	John Carrara	713-624-9548
				Media:	James Bartlett	713-624-9354
	Burlington Resources Web site: www.br-inc.com					BR0425

BURLINGTON RESOURCES REPORTS 46 PERCENT
INCREASE IN THIRD-QUARTER EARNINGS
AND 10 PERCENT GROWTH IN PRODUCTION

Houston, Texas, Oct. 20, 2004 — Burlington Resources Inc. (NYSE: BR and TSX: B) today reported estimated earnings of $389 million, or $0.98 per diluted share, during the third quarter of 2004, a new quarterly earnings record for the company. The third-quarter earnings represent a 46 percent increase over the $267 million, or $0.67 per diluted share on a post-stock-split basis, earned during the third quarter of 2003. The higher quarterly earnings were attributable to a 10 percent increase in production and to higher commodity prices. Total production grew to 2,815 million cubic feet of natural gas equivalent per day (MMcfed), from 2,551 MMcfed during the prior year’s third quarter.

Net cash provided by operating activities increased to $930 million from $665 million during the prior year’s quarter. Discretionary cash flow(1) increased to $814 million from $651 million during the prior year’s quarter. During the first three quarters of 2004, net cash provided by operating activities totaled approximately $2.5 billion, while discretionary cash flow also totaled approximately $2.5 billion.

“Burlington continues to perform very well, both operationally and financially. We are on track to deliver significant growth in 2004, while generating robust return on capital employed. This performance is consistent with our stated objectives of achieving both top-line growth and sector-leading returns to create value for our shareholders,” said Bobby S. Shackouls, chairman, president and chief executive officer. “We maintain our commitment to these goals regardless of commodity price cycles.”

Natural gas production during the third quarter increased 1 percent to 1,906 million cubic feet per day (MMcfd), from 1,889 MMcfd during the prior year’s quarter. Natural gas liquids (NGLs) production increased 6 percent to 66.5 thousand barrels per day (Mbd), from 63.0 Mbd during the prior year’s quarter. Crude oil production increased 80 percent to 85.1 Mbd, from 47.3 Mbd during the prior year’s quarter.

Higher natural gas volumes were achieved from the Madden Field, South Louisiana, East Texas and the CLAM properties. Higher crude oil volumes were achieved from the Cedar Creek Anticline and Bakken areas in the Williston Basin, South Louisiana, offshore China, Algeria and Ecuador. As expected, natural gas production declined in Canada when compared to the prior year’s third quarter, due to last winter’s short drilling season, wet summer weather that hampered field operations, and a measured approach to capital investments in response to rising service costs and the strengthening Canadian dollar. However, Canadian natural gas production has flattened in recent months, and Burlington plans to accelerate development activity there during the balance of 2004 and 2005.

This week, Burlington placed into service the Rivers Fields facilities in the East Irish Sea. During the past three years Burlington has developed the Calder Field (one of the five Rivers Fields) and installed a production platform and 30-mile pipeline to shore, while constructing a major sour gas processing plant at Barrow-in-Furness in Cumbria, England. Sales volumes are expected to ramp up to an average of approximately 90 MMcfd as the plant reaches full capacity. It is anticipated that the Calder Field’s initial production would be followed in future years by gas flow from the Crossans and Darwen fields. The new project is expected to increase Burlington’s total East Irish Sea production to approximately 180 MMcfd by early 2005.

Price realizations for natural gas during the third quarter were $5.29 per Mcf, compared to $4.68 per Mcf during the same quarter in 2003. Price realizations for NGLs were $26.26 per barrel, compared to $20.42 per barrel during the prior year’s quarter. Crude oil price realizations were $40.13 per barrel, compared to $27.16 per barrel during the prior year’s quarter.

During the third quarter Burlington repurchased 4 million shares of its common stock, up from approximately 3.1 million shares repurchased during each of the year’s first and second quarters on a post-stock-split basis. The third quarter’s repurchases totaled $150 million at an average cost of $37.56 per share. Since resuming share repurchases in late 2000, the company has acquired approximately 57.6 million shares for $1.4 billion, or an average cost of $24.30 per share on a post-stock-split basis. At the end of the third quarter, Burlington’s balance sheet included nearly $1.8 billion in cash and cash equivalents, an increase of approximately $500 million during the quarter.

Outlook

Production – Burlington expects to achieve its stated long-term growth goals during 2004 and 2005. The guidance breakdown by geographic region and product for 2004 follows:

	4th-Quarter 2004			Full-Year 2004
	Estimate			Estimate
Gas (MMcfd)
U.S.	900	—	945	905	—	920
Canada	785	—	810	810	—	825
Other International	170	—	240	175	—	210

Total	1,855	—	1,995	1,890	—	1,955

	4th-Quarter 2004			Full-Year 2004
	Estimate			Estimate
Natural Gas Liquids (Mbd)
U.S.	39.0	—	41.5	40.0	—	41.0
Canada	23.5	—	24.5	23.0	—	24.0
Other International	0.0	—	0.0	0.0	—	0.0

Total	62.5	—	66.0	63.0	—	65.0
Crude Oil (Mbd)
U.S.	39.2	—	42.3	36.6	—	37.7
Canada	4.7	—	5.2	5.0	—	5.5
Other International	34.5	—	44.5	40.5	—	43.0

Total	78.4	—	92.0	82.1	—	86.2
Total Equiv. Prod. (MMcfed)	2,700	—	2,943	2,761	—	2,862

For 2005 the company expects to achieve total equivalent production of 2,800 to 3,100 MMcfed.

North American Natural Gas Hedges – As of Oct. 14, 2004, Burlington had hedged the following volumes of future North American natural gas production using costless price collars or fixed price contracts. All prices are weighted averages adjusted to a NYMEX equivalent price. Detailed information on natural gas hedging subsequent to the second quarter of 2005 as well as on the company’s crude oil hedging is available on Burlington’s Web site at www.br-inc.com/docs/hedge.pdf.

	4th-Q. 2004	1st-Q. 2005	2nd-Q. 2005
Costless collar volumes	443 MMcfd	331 MMcfd	115 MMcfd
Floor price	$5.30/Mcf	$5.92/Mcf	$5.67/Mcf
Ceiling price	$7.21/Mcf	$8.05/Mcf	$7.34/Mcf
Sell swap	39 MMcfd	39 MMcfd	39 MMcfd
Sales price	$3.71/Mcf	$3.70/Mcf	$3.70/Mcf

Other 2004 Financial Parameters – Estimated expenses for the fourth quarter and full year are:

	4th-Q. 2004	Full-Year 2004
Operating costs*	$0.57 to $0.61/Mcfe	$0.54 to $0.58/Mcfe
Administrative costs	$0.17 to $0.20/Mcfe	$0.18 to $0.21/Mcfe
Transportation costs	$0.43 to $0.47/Mcfe	$0.41 to $0.45/Mcfe
Depletion, depreciation & amortization	$1.10 to $1.15/Mcfe	$1.07 to $1.12/Mcfe
Interest expense	$68 MM to $72 MM	$275 MM to $285 MM
Exploration costs	$70 MM to $90 MM	$250 MM to $270 MM

* Formerly production and processing

In addition, Burlington anticipates an effective income tax rate of 32 to 36 percent for the full year of 2004. The breakdown between current and deferred taxes for the year could vary widely depending on commodity prices and other factors.

An income statement, statistics and non-GAAP reconciliation tables for the third quarter accompany this release.

Burlington will webcast a conference call to discuss its third-quarter 2004 earnings and operations. The call will take place on Thursday, October 21 at 1 p.m. Central time. All materials and information related to the conference call, this press release and a package of financial and statistical information may be accessed from the Burlington Resources Web site home page at www.br-inc.com by selecting the link entitled “3rd Qtr 2004 Conference Call Info Page,” and then selecting the resource desired.

Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

(1) See the accompanying tables for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow.

FORWARD-LOOKING STATEMENTS

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Discretionary Cash Flow
($ in Millions)

Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

	Third Quarter		Nine Months
	2004	2003	2004
Net cash provided by operating activities	$930	$665	$2,474
Adjustments:
Working capital	(125)	12	2
Changes in other assets and liabilities	9	(26)	(25)

Discretionary cash flow	$814	$651	$2,451

(a) GAAP - Generally Accepted Accounting Principles

Management believes that the non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company’s ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing ratings and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

BURLINGTON RESOURCES INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

	THIRD QUARTER		NINE MONTHS
	2004	2003	2004	2003
	(In Millions, Except per Share Amounts)
Revenues	$1,411	$1,059	$4,052	$3,246

Costs and Other Income — Net
Taxes Other than Income Taxes	67	47	188	141
Transportation Expense	112	100	329	301
Operating Costs	152	118	426	332
Depreciation, Depletion and Amortization	284	239	831	669
Exploration Costs	55	55	177	175
Impairment of Oil and Gas Properties	—	—	—	30
Administrative	54	38	153	119
Interest Expense	71	66	211	193
Loss on Disposal of Assets	—	2	10	2
Other Expense (Income) — Net	(5)	(2)	19	13

Total Costs and Other Income — Net	790	663	2,344	1,975

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	621	396	1,708	1,271
Income Tax Expense	232	129	586	398

Income Before Cumulative Effect of Change in Accounting Principle	389	267	1,122	873
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(59)

Net Income	$389	$267	$1,122	$814

Earnings per Common Share
Basic
Before Cumulative Effect of Change in Accounting Principle	$0.99	$0.67	$2.85	$2.19
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(0.15)

Net Income	$0.99	$0.67	$2.85	$2.04

Diluted
Before Cumulative Effect of Change in Accounting Principle	$0.98	$0.67	$2.83	$2.18
Cumulative Effect of Change in Accounting Principle — Net	—	—	—	(0.15)

Net Income	$0.98	$0.67	$2.83	$2.03

Basic Common Shares	392	398	393	399

Diluted Common Shares	395	401	396	402

This statement should be read in conjunction with the attached press release.

BURLINGTON RESOURCES INC.
SALES VOLUMES AND PRICES

	2004			2003		Year Ended
	First	Second	Third	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	2003	2002	2001
Sales Volumes
Gas (MMCF/Day)
U.S.	880	905	935	848	870	865	949	1,121
Canada	846	834	796	873	876	867	802	433
Other International	227	160	175	168	211	167	165	170
Worldwide	1,953	1,899	1,906	1,889	1,957	1,899	1,916	1,724
NGLs (MBBLS/Day)
U.S.	40.8	40.0	41.4	35.9	43.1	37.4	32.7	34.6
Canada	26.1	19.0	25.1	27.1	26.1	27.4	27.4	12.5
Worldwide	66.9	59.0	66.5	63.0	69.2	64.8	60.1	47.1
Oil (MBBLS/Day)
U.S.	32.1	35.9	39.3	30.0	30.7	29.3	35.4	44.0
Canada	5.8	5.3	5.0	5.2	4.9	5.1	7.8	11.9
Other International	44.5	43.0	40.8	12.1	22.9	12.1	5.9	7.3
Worldwide	82.4	84.2	85.1	47.3	58.5	46.5	49.1	63.2
Total Equivalent (MMCFE/D)	2,849	2,758	2,815	2,551	2,723	2,567	2,571	2,386
Average Realized Prices
Gas ($/MCF)
U.S.	$5.52	$5.46	$5.28	$4.91	$4.38	$4.87	$3.39	$3.99
Canada	5.53	5.76	5.68	4.90	4.57	5.12	3.17	4.60
Other International	3.69	3.12	3.40	2.46	3.81	3.07	2.27	2.83
Combined including hedging	5.31	5.40	5.29	4.68	4.40	4.83	3.20	4.03
Hedging loss (gain)	(0.01)	0.04	(0.02)	0.04	0.03	0.09	(0.16)	0.48
Combined before hedging	$5.30	$5.44	$5.27	$4.72	$4.43	$4.92	$3.04	$4.51
NGLs ($/BBL)
U.S.	$19.98	$21.01	$24.19	$17.81	$18.96	$18.42	$13.23	$14.75
Canada	25.36	29.69	29.68	23.88	23.16	23.08	15.92	22.50
Combined	$22.08	$23.81	$26.26	$20.42	$20.54	$20.40	$14.46	$16.79
Oil ($/BBL)
U.S.	$31.70	$33.10	$37.15	$27.66	$27.09	$28.08	$23.16	$22.63
Canada	32.78	35.26	40.68	32.30	28.52	31.11	28.32	26.51
Other International	27.62	35.73	42.63	23.67	22.48	23.49	24.30	23.42
Combined including hedging	29.57	34.62	40.13	27.16	25.40	27.22	24.11	23.45
Hedging loss (gain)	0.32	0.77	1.51	—	—	0.09	(0.18)	1.10
Combined before hedging	$29.89	$35.39	$41.64	$27.16	$25.40	$27.31	$23.93	$24.55